Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-253421

GS Finance Corp. $3,472,000 Contingent Coupon Underlier-Linked Notes due 2023 guaranteed by The Goldman Sachs Group, Inc.

The notes do not pay a fixed coupon and may pay no coupon on a payment date. The amount that you will be paid on your notes is based on the performances of the SPDR® Gold Trust (ETF), a common share of Wheaton Precious Metals Corp. and a common share of Franco-Nevada Corporation.  The notes will mature on March 7, 2023.

If the closing level of each underlier is greater than or equal to 80% of its initial level (the initial level of each underlier was set on March 2, 2022 and is $179.73 with respect to the SPDR® Gold Trust, $45.31 with respect to a common share of Wheaton Precious Metals Corp. and $151.24 with respect to a common share of Franco-Nevada Corporation, and in each case is lower than the closing level of one share of such underlier on the trade date (March 3, 2022)) on every trading day during the related quarterly observation period, you will receive on the applicable payment date (the third business day after the relevant observation end date) a coupon of $51.625 (5.1625% quarterly, or the potential for up to 20.65% per annum) for each $1,000 face amount of your notes. A quarterly observation period is, with respect to a payment date, the period from but excluding the second preceding observation end date (or the trade date, in the case of the first quarterly observation period) to and including the immediately preceding observation end date. Observation end dates are June 2, 2022, September 2, 2022, December 2, 2022 and March 2, 2023. If the closing level of any underlier on any trading day during the related quarterly observation period is less than 80% of its initial level, you will not receive a coupon on the applicable payment date.

The amount that you will be paid on your notes at maturity, in addition to the final coupon, if any, is based on the performance of the lesser performing underlier (the underlier with the lowest underlier return). The underlier return for each underlier is the percentage increase or decrease in the final level of such underlier on the determination date (the final observation end date, March 2, 2023) from its initial level.

At maturity, for each $1,000 face amount of your notes you will receive, in addition to any coupon payment then due, an amount in cash equal to:

•	if the underlier return of each underlier is greater than or equal to -20% (the final level of each underlier is greater than or equal to 80% of its initial level), $1,000; or
•

if the underlier return of any underlier is less than -20% (the final level of any underlier is less than 80% of its initial level), the sum of (i) $1,000 plus (ii) the product of (a) the lesser performing underlier return times (b) $1,000. You will receive less than 80% of the face amount of your notes and you will not receive a final coupon.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-15.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $966 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	March 8, 2022	Original issue price:	100% of the face amount
Underwriting discount:	0% of the face amount	Net proceeds to the issuer:	100% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 5,723 dated March 3, 2022.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC, or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $966 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $34 per $1,000 face amount).

Prior to July 3, 2022, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through July 2, 2022). On and after July 3, 2022, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc.  This prospectus includes this pricing supplement and the accompanying documents listed below.  This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

•	General terms supplement no. 2,913 dated June 17, 2021
•	Prospectus supplement dated March 22, 2021
•	Prospectus dated March 22, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

TERMS AND CONDITIONS

CUSIP / ISIN: 40057LFL0 / US40057LFL09

Company (Issuer):  GS Finance Corp.

Guarantor:  The Goldman Sachs Group, Inc.

Underliers (each individually, an underlier):

•	the SPDR® Gold Trust (current Bloomberg symbol: “GLD UP Equity”), or any successor underlier, as it may be modified, replaced or adjusted from time to time as provided herein;
•	a common share of Wheaton Precious Metals Corp. (current Bloomberg ticker: “WPM UN”), as it may be replaced or adjusted from time to time as provided herein; and
•	a common share of Franco-Nevada Corporation (current Bloomberg ticker: “FNV UN”), as it may be replaced or adjusted from time to time as provided herein

ETF: the SPDR® Gold Trust, or any successor underlier, as it may be modified, replaced or adjusted from time to time as provided herein

Index stocks (each individually, an index stock): a common share of Wheaton Precious Metals Corp. and a common share of Franco-Nevada Corporation, as each may be replaced or adjusted from time to time as provided herein

Face amount:  $3,472,000 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date

Authorized denominations:  $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount:  On the stated maturity date, in addition to the final coupon, if any, the company will pay, for each $1,000 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.

Cash settlement amount:

•	if the final underlier level of each underlier is greater than or equal to its trigger buffer level, $1,000; or
•	if the final underlier level of any underlier is less than its trigger buffer level, the sum of (i) $1,000 plus (ii) the product of (a) the lesser performing underlier return times (b) $1,000

Initial underlier level:  $179.73 with respect to the SPDR® Gold Trust, $45.31 with respect to a common share of Wheaton Precious Metals Corp. and $151.24 with respect to a common share of Franco-Nevada Corporation. The initial underlier level of each underlier represents the closing level of one share of such underlier on March 2, 2022. The initial underlier level of each underlier is lower than the closing level of such underlier on the trade date.

Final underlier level: with respect to an underlier, the closing level of one share of such underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or a non-trading day”, “— Discontinuance or modification of an underlier that is an ETF”, “— Anti-dilution adjustments for the ETF” and “— Anti-dilution adjustments for an index stock”, as applicable, below

Underlier return:  with respect to an underlier, the quotient of (i) its final underlier level minus its initial underlier level divided by (ii) its initial underlier level, expressed as a percentage

Lesser performing underlier return:  the underlier return of the lesser performing underlier

Lesser performing underlier:  the underlier with the lowest underlier return

Trigger buffer level: for each underlier, 80% of its initial underlier level

Coupon:  on each coupon payment date, for each $1,000 of the outstanding face amount, the company will pay an amount in cash equal to:

•

if the closing level of each underlier on every trading day during the related quarterly observation period is greater than or equal to its coupon trigger level, $51.625 (5.1625% quarterly, or the potential for up to 20.65% per annum); or

•	if the closing level of any underlier on any trading day during the related quarterly observation period is less than its coupon trigger level, $0

The coupon paid on any coupon payment date will be paid to the person in whose name this note is registered as of the close of business on the regular record date for such coupon payment date. If the coupon is due at maturity but on a day that is not a coupon payment date, the coupon will be paid to the person entitled to receive the principal of this note.

Quarterly observation period: with respect to a coupon payment date, the period from but excluding the second preceding observation end date (or the trade date, in the case of the first quarterly observation period) to and including the immediately preceding observation end date excluding any date or dates on which the calculation agent determines that a market disruption event with respect to any underlier occurs or is continuing or that the calculation agent determines is not a trading day with respect to any underlier. Notwithstanding the immediately preceding sentence, if the calculation agent determines that, with respect to any underlier, a market disruption event occurs or is continuing on the observation end date for the quarterly observation period or that day is not otherwise a trading day, the observation end date, and therefore the last day for such quarterly observation period, will be postponed as provided under “— Observation end dates” below.

Coupon trigger level: for each underlier, 80% of its initial underlier level

Trade date:  March 3, 2022

Original issue date: March 8, 2022

Determination date: the last observation end date, March 2, 2023, subject to adjustment as described under “— Observation end dates” below.

Stated maturity date: March 7, 2023, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Observation end dates:  June 2, 2022, September 2, 2022, December 2, 2022 and March 2, 2023, unless the calculation agent determines that, with respect to any underlier, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day.

In the event the originally scheduled observation end date is a non-trading day with respect to any underlier, the observation end date will be the first day thereafter that is a trading day for all underliers (the “first qualified coupon trading day”) provided that no market disruption event occurs or is continuing with respect to an underlier on that day.  If a market disruption event with respect to an underlier occurs or is continuing on the originally scheduled observation end date or the first qualified coupon trading day, the observation end date will be the first following trading day on which the calculation agent determines that each underlier has had at least one trading day (from and including the originally scheduled observation end date or the first qualified coupon trading day, as applicable) on which no market disruption event has occurred or is continuing and the closing level of each underlier for that observation end date will be determined on or prior to the postponed observation end date as set forth under “— Consequences of a market disruption event or a non-trading day” below.  (In such case, the observation end date may differ from the date on which the level of an underlier is determined for the purpose of the calculations to be performed on the observation end date.)  In no event, however, will the observation end date be postponed to a date later than the originally scheduled coupon payment date (based on the originally scheduled observation end date) or, if the originally scheduled coupon payment date is not a business day, later than the first business day after the originally scheduled coupon payment date, either due to the occurrence of serial non-trading days or due to the occurrence of one or more market disruption events.  On such last possible observation end date applicable to the relevant coupon payment date, if a market disruption event occurs or is continuing with respect to an underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlier, that day will nevertheless be the observation end date.

Coupon payment dates: the third business day after each observation end date (except that the final coupon payment date will be the stated maturity date), subject to adjustment as described under “— Observation end dates” above

Closing level: with respect to an underlier, on any trading day, the closing sale price or last reported sale price, regular way, for such underlier, on a per-share or other unit basis:

•	on the principal national securities exchange on which such underlier is listed for trading on that day, or
•	if such underlier is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of such underlier.

If such underlier is not listed or traded as described above, then the closing level for such underlier on any day will be the average, as determined by the calculation agent, of the bid prices for such underlier obtained from as many dealers in such underlier selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need not exceed three and may include the calculation agent or any of its or the company’s affiliates.

The closing level of an underlier is subject to adjustment as described under “— Anti-dilution adjustments for an index stock” and “— Anti-dilution adjustments for the ETF”, as applicable, below.

Trading day: (i) with respect to the ETF, a day on which (a) the exchange on which such underlier has its primary listing is open for trading and (b) the price of one share of such underlier is quoted by the exchange on which such underlier has its primary listing and (ii) with respect to an index stock, a day on which the principal securities market for such underlier is open for trading

Successor underlier: with respect to the ETF, any substitute underlier approved by the calculation agent as a successor as provided under “— Discontinuance or modification of an underlier that is an ETF” below

ETF investment advisor: with respect to the ETF, at any time, the person or entity, including any successor investment advisor or trustee, as applicable, that serves as an investment advisor or trustee to the underlier as then in effect

Index stock issuer: with respect to an index stock, the issuer of such underlier as then in effect

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to an underlier:

•

a suspension, absence or material limitation of trading in such underlier on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

•

a suspension, absence or material limitation of trading in option or futures contracts relating to such underlier in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	such underlier does not trade on what was the primary market for such underlier, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•	a decision to permanently discontinue trading in option or futures contracts relating to such underlier.

For this purpose, an “absence of trading” in the primary securities market on which shares of such underlier are traded, or on which option or futures contracts, if available, relating to such underlier are traded, will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in shares of such underlier or in option or futures contracts, if available, relating to such underlier in the primary market for such underlier or those contracts, by reason of:

•	a price change exceeding limits set by that market,

•	an imbalance of orders relating to the shares of such underlier or those contracts, or
•	a disparity in bid and ask quotes relating to the shares of such underlier or those contracts,

will constitute a suspension or material limitation of trading in shares of such underlier or those contracts in that market.

A market disruption event with respect to one underlier will not, by itself, constitute a market disruption event for any unaffected underlier.

Consequences of a market disruption event or a non-trading day: With respect to any underlier, if a market disruption event occurs or is continuing on a day that would otherwise be an observation end date (and the determination date in the case of the last observation end date), or such day is not a trading day, then such observation end date will be postponed as described under “— Observation end dates” above. If any observation end date (and the determination date in the case of the last observation end date) is postponed to the last possible date due to the occurrence of serial non-trading days, the level of each underlier will be the calculation agent’s assessment of such level, in its sole discretion, on such last possible postponed observation end date (and the determination date in the case of the last observation end date). If any observation end date (and the determination date in the case of the last observation end date) is postponed due to a market disruption event with respect to any underlier, the closing level of each underlier with respect to such observation end date (and the final underlier level with respect to the determination date) will be calculated based on (i) for any underlier that is not affected by a market disruption event on the applicable originally scheduled observation end date or the first qualified coupon trading day thereafter (if applicable), the closing level of the underlier on that date, (ii) for any underlier that is affected by a market disruption event on the applicable originally scheduled observation end date or the first qualified coupon trading day thereafter (if applicable), the closing level of the underlier on the first following trading day on which no market disruption event exists for such underlier and (iii) the calculation agent’s assessment, in its sole discretion, of the level of any underlier on the last possible postponed observation end date with respect to such underlier as to which a market disruption event continues through the last possible postponed observation end date. As a result, this could result in the closing level on any observation end date (and final underlier level on the determination date) of each underlier being determined on different calendar dates. For the avoidance of doubt, once the closing level for an underlier is determined for a observation end date (or the determination date in the case of the last observation end date), the occurrence of a later market disruption event or non-trading day will not alter such calculation.

Discontinuance or modification of an underlier that is an ETF: If, with respect to the ETF, such underlier is delisted from the exchange on which the underlier has its primary listing and the ETF investment advisor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to the underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the coupon payable, if any, on the relevant coupon payment date or the cash settlement amount on the stated maturity date, as applicable, by reference to such successor underlier.

If the calculation agent determines on an observation end date or the determination date, as applicable, that the underlier is delisted or withdrawn from the exchange on which the underlier has its primary listing and there is no successor underlier, the calculation agent will determine the coupon or the cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlier.

If the calculation agent determines that the underlier or the method of calculating such underlier is changed at any time in any respect — including any split or reverse split of the underlier, a material change in the investment objective of the underlier and any addition, deletion or substitution and any reweighting or rebalancing of the underlier and whether the change is made by the ETF investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the underlier or the method of its calculation as it believes are appropriate to ensure that the levels of such underlier used to determine the coupon or cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date, as applicable, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to an underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Anti-dilution adjustments for the ETF:  the calculation agent will have discretion to adjust the closing level of the ETF if certain events occur (including those described above under “— Discontinuance or modification of an underlier that is an ETF”). In the event that any event other than a delisting or withdrawal from the relevant exchange occurs, the calculation agent shall determine whether and to what extent an adjustment should be made to the level of such underlier or any other term. The calculation agent shall have no obligation to make an adjustment for any such event.

Anti-dilution adjustments for an index stock: The calculation agent will adjust the reference amount of an index stock in respect of each event for which adjustment is required under any of the six subsections beginning with “Stock splits” below (and not in respect of any other event).  (If more than one such event occurs, the calculation agent shall adjust the reference amount as so provided for each such event, sequentially, in the order in which such events occur, and on a cumulative basis.)  Having adjusted the reference amount for any and all such events as so provided, the calculation agent shall determine a closing level for the reference amount as so adjusted on each applicable trading day during the applicable quarterly observation period or the determination date, as applicable.  (If the reference amount is adjusted pursuant to “Reorganization events” below so as to consist of distribution property, then the closing level on any applicable trading day during the applicable quarterly observation period or the determination date, as applicable, shall equal the sum of the respective closing levels or other values for all such distribution property on such trading day during the applicable quarterly observation period or the determination date, as provided in “Reorganization events” below.)  Having determined the closing level on any applicable trading day during the applicable quarterly observation period or the determination date, as applicable, the calculation agent shall use such prices to determine the coupon payable on the applicable coupon payment date, if any, or to calculate the cash settlement amount.  The calculation agent shall make all adjustments no later than the applicable trading day during the applicable quarterly observation period or the determination date, as applicable.

Notwithstanding any other provision in this note, if an event for which adjustment is required under any of the six subsections beginning with “Stock splits” below occurs, the calculation agent may make the adjustment and any related determinations and calculations in a manner that differs from that specified in this note as necessary to achieve an equitable result. Upon written request by the holder to the calculation agent, the calculation agent will provide the holder with such information about these adjustments as such agent determines is appropriate.

Stock splits. A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split. If an index stock is subject to a stock split, then at the opening of business on the first day on which such index stock trades without the right to receive the stock split, the calculation agent will adjust the reference amount to equal the sum of the reference amount in effect immediately prior to such adjustment plus the product of (i) the number of new shares issued in the stock split with respect to one share of such index stock times (ii) the reference amount in effect immediately prior to such adjustment.  The reference amount will not be adjusted, however, unless such first day occurs after the trade date and on or before the applicable trading day during the applicable quarterly observation period or the determination date, as applicable.

Reverse stock splits. A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split. If an index stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the reference amount to equal the product of the reference amount in effect immediately prior to such adjustment and the quotient of (i) the number of shares of such index stock outstanding immediately after the reverse stock split becomes effective divided by (ii) the number of shares of such index stock outstanding immediately before the reverse stock split becomes effective.  The reference amount will not be adjusted, however, unless the reverse stock split becomes effective after the trade date and on or before the applicable trading day during the applicable quarterly observation period or the determination date, as applicable.

Stock dividends. In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding shares of its stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.  If an index stock is subject to a stock dividend that is given ratably to all holders of such index stock, then at the opening of business on the ex-dividend date, the calculation agent will adjust the reference amount to equal the reference amount in effect immediately prior to such adjustment plus the product of (i) the number of shares issued in the stock dividend with respect to one share of such index stock times (ii) the reference amount in effect immediately prior to such adjustment.  The reference amount will not be adjusted, however, unless such ex-dividend date occurs after the trade date and on or before the applicable trading day during the applicable quarterly observation period or the determination date, as applicable.

Other dividends and distributions. There will be no adjustments to the reference amount to reflect dividends or other distributions paid with respect to an index stock other than:

•	stock dividends as provided in “Stock dividends” above,
•	issuances of transferable rights or warrants as provided in “Transferable rights and warrants” below,
•	dividends or other distributions constituting spin-off events as provided in “Reorganization events” below, or
•	extraordinary dividends described below.

A dividend or other distribution with respect to an index stock will be deemed to be an “extraordinary dividend” if its per share value of such dividend or other distribution exceeds the per share value of the immediately preceding dividend or distribution with respect to such index stock, if any, that is not an extraordinary dividend by an amount equal to at least 10% of the closing level of such index stock on the trading day immediately preceding the ex-dividend date for such extraordinary dividend.

If an extraordinary dividend occurs with respect to an index stock, the calculation agent will adjust the reference amount to equal the product of (a) the reference amount in effect immediately prior to such adjustment and (b) a fraction, the numerator of which is the closing level of such index stock on the trading day immediately preceding the ex-dividend date and the denominator of which is the amount by which such closing level exceeds the extraordinary dividend amount.

The “extraordinary dividend amount” with respect to an extraordinary dividend for an index stock will equal:

•

in the case of an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount per share of such extraordinary dividend minus the amount per share of the immediately preceding dividend or distribution with respect to such index stock, if any, that is not an extraordinary dividend or

•	in the case of an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of such extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent.  A distribution on an index stock that constitutes a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also constitutes an extraordinary dividend will result only in an adjustment to the reference amount pursuant to “Stock dividends” above, “Transferable rights and warrants” below or “Reorganization events” below, as applicable.  The reference amount will not be adjusted pursuant to this subsection unless the ex-dividend date for the extraordinary dividend occurs after the trade date and on or before the applicable trading day during the applicable quarterly observation period or the determination date, as applicable.

Transferable rights and warrants. With respect to an index stock, if the index stock issuer issues transferable rights or warrants to all holders of the index stock to subscribe for or purchase the index stock at an exercise price per share less than the closing level of the index stock on the trading day immediately before the ex-dividend date for such issuance, then the calculation agent will adjust the reference amount by multiplying the reference amount in effect immediately prior to such adjustment by a fraction:

•

the numerator of which is the number of shares of index stock outstanding at the close of business on the day before such ex-dividend date plus the number of additional shares of index stock offered for subscription or purchase under such transferable rights or warrants, and

•

the denominator of which is the number of shares of index stock outstanding at the close of business on the day before such ex-dividend date plus the number of additional shares of index stock that the aggregate offering price of the total number of shares of index stock so offered for subscription or purchase would purchase at the closing level of the index stock on the trading day immediately before such ex-dividend date, with such number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of such transferable rights or warrants and dividing the resulting product by the closing level of the index stock on the trading day immediately before such ex-dividend date.

The reference amount will not be adjusted, however, unless such ex-dividend date occurs after the trade date and on or before the applicable trading day during the applicable quarterly observation period or the determination date, as applicable.

Reorganization events. With respect to an index stock, if:

•	any reclassification or other change of the index stock occurs,

•

the index stock issuer has been subject to a merger, consolidation, amalgamation, binding share exchange or other business combination and is not the surviving entity or it does survive but all the shares of index stock are reclassified or changed,

•

the index stock has been subject to a takeover, tender offer, exchange offer, solicitation proposal or other event by another person to purchase or otherwise obtain all of the outstanding shares of the index stock, such that all of the outstanding shares of the index stock (other than shares of the index stock owned or controlled by such other person) are transferred, or irrevocably committed to be transferred, to another person,

•

the index stock issuer or any subsidiary of the index stock issuer has been subject to a merger, consolidation, amalgamation or binding share exchange in which the index stock issuer is the surviving entity and all the outstanding shares of the index stock (other than shares of the index stock owned or controlled by such other person) immediately prior to such event collectively represent less than 50% of the outstanding shares of the index stock immediately following such event,

•	the index stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity
•

the index stock issuer issues to all holders of index stock equity securities of an issuer other than the index stock issuer (other than in a transaction described in any of the bullet points above) (a “spin-off event”),

•	the index stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or
•

any other corporate or similar events that affect or could potentially affect market prices of, or shareholders’ rights in, the index stock or distribution property, which will be substantiated by an official characterization by either the Options Clearing Corporation with respect to options contracts on the index stock or by the primary securities exchange on which the index stock or listed options on the index stock are traded, and will ultimately be determined by the calculation agent in its sole discretion (any such event in this bullet point or any of the bullet points above in this subsection, a “reorganization event”), then the calculation agent will adjust the reference amount so that the reference amount consists of the respective amounts of each type of distribution property deemed, for the purposes of this note, to be distributed in such reorganization event in respect of the reference amount as in effect immediately prior to such adjustment, taken together.

Notwithstanding the foregoing, however, the calculation agent will not make any adjustment for a reorganization event unless the event becomes effective — or, if the event is a spin-off event, unless the ex-dividend date for the spin-off event occurs — after the trade date and on or before the applicable trading day during the applicable quarterly observation period or the determination date, as applicable.

The calculation agent will determine the value of each component type of distribution property, using the closing level on the relevant day for any such type consisting of securities and such other method as it determines to be appropriate, in its sole discretion, for any other type.  If a holder of an index stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will be deemed to include the types and amounts thereof distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.  If a reorganization event occurs and as a result the reference amount is adjusted to consist of distribution property, the calculation agent will make further adjustments for subsequent events that affect such distribution property or any component type thereof, to the same extent that it would make adjustments if an index stock were outstanding and were affected by the same kinds of events.  The closing level on a trading day during the applicable quarterly observation period or the determination date will be the total value, as determined by the calculation agent at the close of trading hours of an index stock on such trading day during the applicable quarterly observation period or the determination date, as applicable, of all components of the reference amount, with each component having been adjusted on a sequential and cumulative basis for all relevant events affecting it.

The calculation agent may, in its sole discretion, modify the adjustments described in “Reorganization events” as necessary to ensure an equitable result.

If at any time the reference amount consists of distribution property, as determined by the calculation agent, then all references in this note to an “index stock” shall thereupon be deemed to mean such distribution property and all references in this note to a “share of index stock” shall thereupon be deemed to mean a comparable unit of each type of property comprising such distribution property, as determined by the calculation agent.

Minimum adjustments. Notwithstanding the foregoing, no adjustment will be required in respect of any event specified in “Stock splits”, “Reverse stock splits”, “Stock dividends”, “Other dividends and distributions” and “Transferable rights and warrants” above unless such adjustment would result in a change of at least 0.1% in the closing level of such index stock. The closing level of an index stock resulting from any adjustment shall be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

Distribution property: cash, securities and/or other property distributed in any reorganization event in respect of the relevant reference amount and, in the case of a spin-off event, includes such reference amount

Ex-dividend date: for any dividend or other distribution with respect to an index stock, the first day on which the index stock trades without the right to receive such dividend or other distribution

Reference amount: with respect to an index stock, initially, one share of such index stock which shall be adjusted, as to the amount(s) and/or type(s) of property comprising the same, by the calculation agent as provided under “Anti-dilution adjustments for an index stock” above

Regular record dates: the scheduled business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted)

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this note, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this note for all U.S. federal income tax purposes as an income-bearing pre-paid derivative contract in respect of the underliers.

Overdue principal rate and overdue coupon rate: the effective Federal Funds rate

Hypothetical ExampleS

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the impact that various hypothetical closing levels of the underliers during a quarterly observation period could have on the coupon payable, if any, on the related coupon payment date and (ii) the impact that various hypothetical closing levels of the lesser performing underlier on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of underlier levels that are entirely hypothetical; no one can predict what the closing level of any underlier will be on any day throughout the life of your notes, what the closing level of any underlier will be on any trading day during any quarterly observation period and what the final underlier level of the lesser performing underlier will be on the determination date. The underliers have been highly volatile in the past — meaning that the underlier levels have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underliers, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-15 of this pricing supplement.  The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Coupon	$51.625 (5.1625% quarterly, or the potential for up to 20.65% per annum)
Trigger buffer level	with respect to each underlier, 80% of its initial underlier level
Coupon trigger level	with respect to each underlier, 80% of its initial underlier level

Neither a market disruption event nor a non-trading day occurs during any quarterly observation period or on the originally scheduled determination date

No change in or affecting any underlier or any policy of the ETF investment advisor

Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the underliers over the life of your notes, the actual underlier levels on any trading day during a quarterly observation period, as well as the coupon payable, if any, on each coupon payment date, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the underlier levels during recent periods, see “The Underliers — Historical Closing Levels of the Underliers” on page PS-32. Before investing in the notes, you should consult publicly available information to determine the underlier levels between the date of this pricing supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underliers.

Hypothetical Coupon Payments

The examples below show hypothetical performances of each underlier as well as the hypothetical coupons, if any, that we would pay on each coupon payment date with respect to each $1,000 face amount of the notes if the lowest hypothetical closing level of each underlier during the applicable quarterly observation period was the percentage of its initial underlier level shown.

Scenario 1

Hypothetical Quarterly Observation Period	Lowest Hypothetical Closing Level of the SPDR® Gold Trust During the Applicable Quarterly Observation Period (as Percentage of Initial Underlier Level)	Lowest Hypothetical Closing Level of a Common Share of Wheaton Precious Metals Corp. During the Applicable Quarterly Observation Period (as Percentage of Initial Underlier Level)	Lowest Hypothetical Closing Level of a Common Share of Franco-Nevada Corporation During the Applicable Quarterly Observation Period (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	110%	40%	35%	$0
Second	90%	85%	95%	$51.625
Third	85%	70%	80%	$0
Fourth	40%	55%	70%	$0
			Total Hypothetical Coupons	$51.625

In Scenario 1, the lowest hypothetical closing level of each underlier increases and decreases by varying amounts during the applicable quarterly observation period.  Because the lowest hypothetical closing level of each underlier during the second hypothetical quarterly observation period is greater than or equal to its coupon trigger level, the total of the hypothetical coupons in Scenario 1 is $51.625.  Because the lowest hypothetical closing level of at least one underlier during all other hypothetical quarterly observation periods is less than its coupon trigger level, no further coupons will be paid, including at maturity.

Scenario 2

Hypothetical Quarterly Observation Period	Lowest Hypothetical Closing Level of the SPDR® Gold Trust During the Applicable Quarterly Observation Period (as Percentage of Initial Underlier Level)	Lowest Hypothetical Closing Level of a Common Share of Wheaton Precious Metals Corp. During the Applicable Quarterly Observation Period (as Percentage of Initial Underlier Level)	Lowest Hypothetical Closing Level of a Common Share of Franco-Nevada Corporation During the Applicable Quarterly Observation Period (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	45%	60%	55%	$0
Second	45%	65%	60%	$0
Third	40%	55%	75%	$0
Fourth	45%	60%	120%	$0
			Total Hypothetical Coupons	$0

In Scenario 2, the lowest hypothetical closing level of each underlier increases and decreases by varying amounts during each hypothetical quarterly observation period.  Because in each case the lowest hypothetical closing level of at least one underlier during each of the quarterly observation periods is less than its coupon trigger level, you will not receive a coupon payment on the applicable hypothetical coupon payment date. Since this occurs during each hypothetical quarterly observation period, the overall return you earn on your notes will be zero or less. Therefore, the total of the hypothetical coupons in Scenario 2 is $0.

Hypothetical Payment at Maturity

The cash settlement amount we would deliver for each $1,000 face amount of your notes on the stated maturity date will depend on the performance of the lesser performing underlier on the determination date, as shown in the table below. The table below does not include the final coupon, if any, and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date.

The levels in the left column of the table below represent hypothetical final underlier levels of the lesser performing underlier and are expressed as percentages of the initial underlier level of the lesser performing underlier. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level of the lesser performing underlier, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level of the lesser performing underlier and the assumptions noted above.

Hypothetical Final Underlier Level of the Lesser Performing Underlier	Hypothetical Cash Settlement Amount*
(as Percentage of Initial Underlier Level)	(as Percentage of Face Amount)
175.000%	100.000%
150.000%	100.000%
125.000%	100.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
80.000%	100.000%
79.999%	79.999%
50.000%	50.000%
25.000%	25.000%
10.000%	10.000%
0.000%	0.000%
*Does not include the final coupon, if any

If, for example, the final underlier level of the lesser performing underlier were determined to be 25.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final underlier level of the lesser performing underlier were determined to be 175.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be limited to 100.000% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over the initial underlier level.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underliers that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-15.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing levels of the underliers on any day, the final underlier levels of the underliers or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing levels of the underliers and the market value of your notes at any time prior to the stated maturity date. The actual coupon payment, if any, that a holder of the notes will receive on each coupon payment date, the actual amount that you will receive at maturity, if any, and the rate of return on the offered notes will depend on the actual closing levels of the underliers during the applicable quarterly observation period and the actual final underlier levels determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the coupon to be paid in respect of your notes, if any, and the cash amount to be paid in respect of your notes on the stated maturity date, if any, may be very different from the information reflected in the examples above.

Anti-dilution Adjustment Examples for an Index Stock

The calculation agent will adjust the closing level of an index stock on a trading day during the applicable quarterly observation period or the determination date, as applicable, only if an event described under one of the six subsections beginning with “Stock splits” under “Terms and Conditions — Anti-dilution adjustments for an index stock” occurs and only if the relevant event occurs during the period described under the applicable subsection. The adjustments described under “Terms and Conditions — Anti-dilution adjustments for an index stock” do not cover all events that could affect the closing level of an index stock on a trading day during the applicable quarterly observation period or the determination date, as applicable, such as an issuer tender or exchange offer for such index stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of such index stock. We describe the risks relating to dilution under “Additional Risk Factors Specific to Your Notes — You Have Limited Anti-dilution Protection” below.

How Adjustments Will Be Made

In this pricing supplement, we refer to anti-dilution adjustment of the closing level of an index stock on a trading day during the applicable quarterly observation period or the determination date, as applicable. With respect to an index stock, if an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment by taking the following steps:

Step One. The calculation agent will adjust the reference amount. This term refers to the amount of the index stock or other property that must be used to determine the closing level of the index stock on a trading day during the applicable quarterly observation period or the determination date, as applicable. For example, if no adjustment described under “Terms and Conditions — Anti-dilution adjustments for an index stock” is required at a time, the reference amount for that time will be one share of the index stock. In that case, the closing level of the index stock on a trading day during the applicable quarterly observation period or the determination date, as applicable, will be the closing level of one share of the index stock on the applicable trading day during the applicable quarterly observation period or the determination date. We describe how the closing level will be determined under “Terms and Conditions — Closing level” above.

If an adjustment described under “Terms and Conditions — Anti-dilution adjustments for an index stock” is required because one of the dilution events described in the first five subsections beginning with “Stock splits” under “Terms and Conditions — Anti-dilution adjustments for an index stock” — these involve stock splits, reverse stock splits, stock dividends, other dividends and distributions and issuances of transferable rights and warrants — occurs, then the adjusted reference amount at that time might instead be, for example, two shares of the index stock or a half share of the index stock, depending on the event. In that example, the closing level of the index stock on a trading day during the applicable quarterly observation period or the determination date, as applicable, would be the price (determined as specified under “Terms and Conditions — Closing level” above) at the close of trading on the applicable trading day during the applicable quarterly observation period or the determination date of two shares of the index stock or a half share of the index stock, as applicable.

If an adjustment described under “Terms and Conditions — Anti-dilution adjustments for an index stock” is required at a time because one of the reorganization events described under “Terms and Conditions — Reorganization events” — these involve events in which cash, securities or other property is distributed in respect of the index stock — occurs, then the reference amount at that time will be adjusted to be as follows, assuming there has been no prior or subsequent anti-dilution adjustment: the amount of each type of the property distributed in the reorganization event in respect of one share of the index stock, plus one share of the index stock if the index stock remains outstanding. In that event, the closing level of the index stock on a trading day during the applicable quarterly observation period or the determination date, as applicable, would be the value of the adjusted reference amount at the close of trading on such trading day during the applicable quarterly observation period or the determination date.

The manner in which the calculation agent adjusts the reference amount in step one will depend on the type of dilution event requiring adjustment. These events and the nature of the required adjustments are described in the six subsections beginning with “Stock splits” under “Terms and Conditions — Anti-dilution adjustments for an index stock”.

Step Two. Having adjusted the reference amount in step one, the calculation agent will determine the closing level of the index stock on a trading day during the applicable quarterly observation period or the determination date, as applicable, in the following manner.

If the adjusted reference amount at the applicable time consists entirely of shares of the index stock, the index stock level will be the closing level (determined as described under “Terms and Conditions — Closing level” above) of the adjusted reference amount on the applicable date.

On the other hand, if the adjusted reference amount at the applicable time includes any property other than shares of the index stock, the closing level of the index stock on a trading day during the applicable quarterly observation period or the determination date, as applicable, will be the value of the adjusted reference amount as determined by the calculation agent in the manner described under “— Adjustments for Reorganization Events” below at the applicable time.

Step Three. Having determined the closing level of the index stock on a trading day during the applicable quarterly observation period or the determination date, as applicable, in step two, the calculation agent will use such level to determine the coupon payable on the applicable coupon payment date, if any, or to calculate the cash settlement amount.

If more than one event requiring adjustment as described under “Terms and Conditions — Anti-dilution adjustments for an index stock” occurs, the calculation agent will first adjust the reference amount as described in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each event. Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the closing level of the index stock on a trading day during the applicable quarterly observation period or the determination date, as applicable, using the reference amount as sequentially and cumulatively adjusted for all the relevant events. The calculation agent will make all required determinations and adjustments no later than the applicable trading day during the applicable quarterly observation period or the determination date, as applicable.

The calculation agent will adjust the reference amount for each reorganization event described under “Terms and Conditions — Reorganization events” above. For any other dilution event described above, however, the calculation agent will not be required to adjust the reference amount unless the adjustment would result in a change of at least 0.1% in the index stock level that would apply without the adjustment. The closing level of the index stock on a trading day during the applicable quarterly observation period or the determination date, as applicable, resulting from any adjustment will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder, GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor, relative to your notes, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.

In this pricing supplement, when we say that the calculation agent will adjust the reference amount for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

The six subsections beginning with “Stock splits” under “Terms and Conditions — Anti-dilution adjustments for an index stock” describe the dilution events for which the reference amount is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the reference amount — the first step in the adjustment process described above — for the relevant event.

Adjustments for Reorganization Events

If a reorganization event occurs, then the calculation agent will adjust the reference amount so that it consists of the amount of each type of distribution property described under “Terms and Conditions — Anti-dilution adjustments for an index stock — Reorganization events” above distributed in respect of one share of an index stock — or in respect of whatever the prior reference amount may be — in the reorganization event, taken together. For purposes of the three-step adjustment process described under “— How Adjustments Will Be Made” above, the distribution property so distributed will be the adjusted reference amount described in step one, the value of that property at the close of trading hours for an index stock on the applicable date will be the index stock level described in step two, and the calculation agent will determine the coupon payable on a coupon payment date, if any, or will calculate the cash settlement amount as described in step three. As described under “— How Adjustments Will Be Made” above, the calculation agent may, in its sole discretion, modify the adjustments described in this paragraph as necessary to ensure an equitable result.

The calculation agent will determine the value of each type of distribution property in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing level (calculated according to the same methodology as specified in this pricing supplement, without any anti-dilution adjustments) of one share of such security on the applicable date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of an index stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion. As described under “— How Adjustments Will Be Made” above, the calculation agent may, in its sole discretion, modify the adjustments described in this paragraph as necessary to ensure an equitable result.

If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the reorganization event, as described above, the calculation agent will make any further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if an index stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

For example, if an index stock issuer merges into another company and each share of such index stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares of the surviving company and the specified amount of cash for each share of index stock (adjusted proportionately for any partial share) comprising the reference amount before the adjustment. The calculation agent will adjust the common share component of the adjusted reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled “— Anti-dilution Adjustment Examples for an Index Stock” as if the common shares of the surviving company were such index stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. Consequently, each component included in the reference amount will be adjusted on a sequential and cumulative basis for all relevant events requiring adjustment up to the relevant date.

The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the trade date and on or before the applicable trading day during the applicable quarterly observation period or the determination date, as applicable.

Additional Risk Factors Specific to Your Notes

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 2,913. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 2,913. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underliers. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes.  See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement no. 2,913.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the coupons (if any) and return on the notes will be based on the performance of each underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer – Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash settlement amount on your notes, if any, on the stated maturity date will be based on the performance of the lesser performing of the underliers as measured from their initial underlier levels set on March 2, 2022 to their closing levels on the determination date. If the final underlier level of the lesser performing underlier for your notes is less than its trigger buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the lesser performing underlier return times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Level of the Lesser Performing Underlier

If the final underlier level of the lesser performing underlier is less than its trigger buffer level, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a decrease in the final underlier level of the lesser performing underlier to its trigger buffer level will not result in a loss of principal on the notes, a decrease in the final underlier level of the lesser performing underlier to less than its trigger buffer level will result in a loss of a significant portion of the face amount of the notes despite only a small change in the level of the lesser performing underlier.

You May Not Receive a Coupon on Any Coupon Payment Date and the Potential to Receive a Coupon on a Coupon Payment Date May Terminate at Any Time During the Applicable Quarterly Observation Period

If the closing level of any underlier is less than its coupon trigger level on any trading day during the related quarterly observation period, you will not receive a coupon payment on the applicable coupon payment date. This will be the case even if the closing level of each other underlier is above its coupon trigger level on each trading day during the applicable quarterly observation period and even if the closing level of that underlier is above its coupon trigger level on every other day during the applicable quarterly observation period.  If this occurs during every quarterly observation period, the overall return you earn on your notes will be zero or less and such return will be less than you would have earned by investing in a note that bears interest at the prevailing market rate.

You will only receive a coupon on a coupon payment date if the closing level of each underlier on each trading day during the related quarterly observation period is greater than or equal to its coupon trigger level.  You should be aware that, with respect to any prior quarterly observation periods that did not result in the payment of a coupon, you will not be compensated for any opportunity cost implied by inflation and other factors relating to the time value of money.  Further, there is no guarantee that you will receive any coupon payment with respect to the notes at any time and you may lose your entire investment in the notes.

The Coupon Does Not Reflect the Actual Performance of the Underliers from the Trade Date to Any Observation End Date or from Observation End Date to Observation End Date

The coupon for each quarterly coupon payment date is different from, and may be less than, a coupon determined based on the percentage difference of the closing levels of the underliers between the trade date and any observation end date or between two observation end dates. Accordingly, the coupons, if any, on the notes may be less than the return you could earn on another instrument linked to the underliers that pays coupons based on the performance of the underliers from the trade date to any observation end date or from observation end date to observation end date.

The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Underlier

The cash settlement amount will be based on the lesser performing underlier without regard to the performance of the other underlier. As a result, you could lose all or some of your initial investment if the lesser performing underlier return is negative, even if there is an increase in the level of the other underlier.  This could be the case even if the other underlier increased by an amount greater than the decrease in the lesser performing underlier.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the market prices or levels of the underliers;
•	the volatility – i.e., the frequency and magnitude of changes – in the market prices or levels of the underliers;
•	the dividend rates of the underliers;
•

economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the market segments of which the index stock are a part, and which may affect the market prices or levels of the underliers;

•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the underliers based on their historical performance. The actual performance of the underliers over the life of the offered notes and the amount payable on the applicable coupon payment date or on the stated maturity date, as applicable, may bear little or no relation to the historical closing levels of the underliers or to the hypothetical examples shown elsewhere in this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date, if any, will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

We Will Not Hold Shares of the Index Stock for Your Benefit

The indenture governing your note does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey a share or shares of the index stock acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the index stock for your benefit in order to enable you to exchange your note for shares under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any shares of the index stock owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Have No Shareholder Rights or Rights to Receive Any Shares of the Underliers

Investing in your notes will not make you a holder of any shares of the underliers. Neither you nor any other holder or owner of your notes will have any rights with respect to the underliers, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underliers or any other rights of a holder of any shares of the underliers. Your notes will be paid in cash and you will have no right to receive delivery of any shares of the underliers.

In Some Circumstances, the Payment You Receive On the Notes May Be Based On the Securities of Another Company and Not the Issuer of an Index Stock

Following certain corporate events relating to an index stock where its issuer is not the surviving entity, the amount you receive at maturity may be based on the securities of a successor to such index stock issuer or any cash or any other assets distributed to holders of shares of such index stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting distribution property (as described above) under “Terms and Conditions — Anti-dilution adjustments for an index stock”.

There is No Affiliation Between the Index Stock Issuers and Us

Goldman Sachs is not affiliated with the index stock issuers. However, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuers. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the index stock issuers.  You, as an investor in your note, should make your own investigation into the index stock issuers.

The index stock issuers are not involved in this offering of your notes in any way and do not have any obligation of any sort with respect to your notes. Thus, the index stock issuers do not have any obligation to take your interests into consideration for any reason, including in taking or not taking any corporate actions that might affect the value of your notes.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

Additional Risks Related to the SPDR® Gold Trust

Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the SPDR® Gold Trust, There Is No Affiliation Between the ETF Investment Advisor and Us

GS&Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of the SPDR® Gold Trust, and, at any time, may hold shares of the SPDR® Gold Trust. Goldman Sachs is not otherwise affiliated with the ETF investment advisor. Our affiliates may currently or from time to time in the future engage in business with the ETF investment advisor. Nevertheless, neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the SPDR® Gold Trust. You, as an investor in the notes, should make your own investigation into the SPDR® Gold Trust.

The ETF investment advisor is not involved in the offering of the notes in any way and does not have any obligation of any sort with respect to the notes. The ETF investment advisor does not have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of the notes.

The Policies of the Trustee of the SPDR® Gold Trust, The Bank of New York Mellon, Could Affect the Amount Payable on Your Notes and Their Market Value

The trustee of the SPDR® Gold Trust, The Bank of New York Mellon (the “trustee”), may be called upon to make certain policy decisions or judgments concerning the valuation of the assets held by the SPDR® Gold Trust, the calculation of the net asset value and net asset value per share, and additions, deletions or substitutions of assets in the SPDR® Gold Trust . Such determinations could affect the market price of the shares of the SPDR® Gold Trust, and therefore, the amount payable on your notes. The amount payable on your notes and their market value could also be affected if the trustee changes these policies, for example, by changing or discontinuing the manner in which it evaluates the assets held by the SPDR® Gold Trust and the manner in which it calculates the net asset value of the SPDR® Gold Trust, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be GS&Co. — may determine the closing level of the SPDR® Gold Trust on any trading day during any quarterly observation period or the determination date — and thus the amount payable on a coupon payment date or the stated maturity date, if any — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing level of the SPDR® Gold Trust on any trading day during any quarterly observation period or the determination date, as applicable, and the amount payable on your notes more fully under “Terms and Conditions — Discontinuance or modification of an underlier that is an ETF” on page PS-6 of this pricing supplement.

There is No Assurance That an Active Trading Market Will Continue for the SPDR® Gold Trust or That There Will Be Liquidity in Any Such Trading Market; Further, the SPDR® Gold Trust is Subject to Custody Risks

Although the shares of the SPDR® Gold Trust are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the SPDR® Gold Trust or that there will be liquidity in the trading market.

The purpose of the SPDR® Gold Trust is to own gold transferred to the SPDR® Gold Trust in exchange for shares issued by the SPDR® Gold Trust. The SPDR® Gold Trust is not actively managed and may be affected by a decline in the price of gold.

In addition, the SPDR® Gold Trust is subject to custody risk, which refers to the risks in safekeeping the SPDR® Gold Trust’s gold bars and facilitating the transfer of gold bars into and out of the SPDR® Gold Trust.

The SPDR® Gold Trust is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure

The SPDR® Gold Trust is concentrated in a single commodity. As a result, the performance of the SPDR® Gold Trust will be concentrated in the performance of that specific commodity. Although your investment in the notes will not result in the ownership or other direct interest in the commodity held (directly or indirectly) by the SPDR® Gold Trust, the return on your investment in the notes will be subject to certain risks similar to those associated with direct investment in that commodity. This increases the risk that any market events that create a decrease in demand for or the trading price of the commodity would significantly adversely affect the SPDR® Gold Trust, which could have an adverse impact on the value of the notes.

The Value of the Shares of SPDR® Gold Trust Relates Directly to the Value of the Gold Held by SPDR® Gold Trust and Fluctuations in the Price of Gold Could Materially Adversely Affect an Investment in SPDR® Gold Trust’s Shares

The shares are designed to mirror as closely as possible the performance of the price of gold, and the value of the shares relates directly to the value of the gold held by SPDR® Gold Trust, less the trust’s liabilities (including estimated accrued expenses). The price of gold has fluctuated widely over the past several years. Several factors may affect the price of gold, including, but not limited to:

●

global supply and demand of gold, which may be influenced by such factors as gold’s uses in jewelry, technology and industrial applications, purchases made by investors in the form of bars, coins and other gold products, forward selling by gold producers, purchases made by gold producers to unwind their hedge positions, central bank purchases and sales, and production and cost levels in the major gold-producing countries such as China, the United States and Australia;

●	interest rates;
●	investors’ expectations concerning inflation rates;
●	currency exchange rates;
●	investment and trading activities of hedge funds and commodity funds;
●	global or regional political, economic or financial events and situations, especially those unexpected in nature; and
●	other economic variables such as income growth, economic output and monetary policies.

Gold markets have historically experienced extended periods of flat or declining prices, in addition to sharp fluctuations.

Fees and Expenses Payable by the SPDR® Gold Trust Are Charged Regardless of Profitability and May Result in a Depletion of its Assets

The SPDR® Gold Trust is subject to fees and expenses, which are payable irrespective of profitability. Interest earned on the assets posted as collateral is paid to the SPDR® Gold Trust and is used to pay fees and expenses. A prolonged decline in interest rates could materially affect the amount of interest paid to the SPDR® Gold Trust. In the case of either an extraordinary expense and/or insufficient interest income to cover ordinary expenses, the SPDR® Gold Trust could be forced to liquidate its positions in gold to pay such expenses.

Potential Discrepancies, or Future Changes, in the Calculation of the LBMA Gold Price PM Could Have an Adverse Effect on the Value of the SPDR® Gold Trust Shares

The value of the gold held by the SPDR® Gold Trust is determined using the LBMA Gold Price PM, which is the LBMA Gold Price determined at 3:00 pm (London time) on the particular day. ICE Benchmark Administration (IBA) is the administrator for the LBMA Gold Price PM, and IBA provides the auction platform, methodology as well as overall independent administration and governance for the LBMA Gold Price. As the administrator of the LBMA Gold Price, IBA operates an electronic and tradeable auction process. The price formation is in U.S. dollars only and prices are set twice daily at 10:30 a.m. and 3:00 p.m. (London time). Within the process, aggregated gold bids and offers are updated in real-time with the imbalance calculated and the price updated every 30 seconds until the buy and sell orders are matched.

If the LBMA Gold Price PM does not prove to be an accurate benchmark, and the LBMA Gold Price PM varies materially from the price of gold determined by other mechanisms, the net asset value of the SPDR® Gold Trust and, therefore, the value of an investment in the shares could be adversely impacted. Further, the calculation of the LBMA Gold Price PM is not an exact process, but is based upon a procedure of matching orders from participants in the auction process and their customers to sell gold with orders from participants in the auction process and their customers to buy gold at particular prices. The LBMA Gold Price PM does not therefore purport to reflect each buyer or seller of gold in the market, nor does it purport to set a definitive price for gold at which all orders for sale or purchase will take place on that particular day or time. All orders placed into the auction process by the participants will be executed on the basis of the price determined pursuant to the LBMA Gold Price PM auction process. Any future developments or changes in the determination of the LBMA Gold price PM, to the extent they have a material impact on the LBMA Gold Price PM, could adversely impact the net asset value of the SPDR® Gold Trust and the value of the shares.

The Amount of Gold Represented by the Shares of SPDR® Gold Trust Will Continue to Be Reduced During the Life of SPDR® Gold Trust Due to SPDR® Gold Trust’s Expenses

Each outstanding share represents a fractional, undivided interest in the gold held by SPDR® Gold Trust. The SPDR® Gold Trust does not generate any income and regularly sells gold to pay for its ongoing expenses. Therefore, the amount of gold represented by each share has gradually declined over time. This is also true with respect to shares that are issued in exchange for additional deposits of gold into the SPDR® Gold Trust, as the amount of gold required to create shares proportionately reflects the amount of gold represented by the shares outstanding at the time of creation. Assuming a constant gold price, the trading price of the shares is expected to gradually decline relative to the price of gold as the amount of gold represented by the shares gradually declines.

Termination or Liquidation of the SPDR® Gold Trust Could Adversely Affect the Value of the Notes

The SPDR® Gold Trust is a Delaware statutory trust. The trust may be required to terminate and liquidate at a time that is disadvantageous to you. If the trust is required to terminate and liquidate, such termination and liquidation could occur at a time when the price of gold is lower than the price of gold at the time when you purchased your notes, which could have an adverse impact on the value of the notes.

Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank), which effected substantial changes to the regulation of the futures and over-the-counter (OTC) derivatives markets, was enacted in July 2010. Dodd-Frank requires regulators, including the Commodity Futures Trading Commission (CFTC), to adopt regulations to implement many of the requirements of the legislation. While the CFTC has adopted many of the required regulations, a number of them have only recently become effective, and certain requirements remain to be finalized. The ultimate impact of the regulatory scheme, therefore, cannot yet be fully determined. Under Dodd-Frank, in October 2020 the CFTC adopted a rule to impose limits on the size of positions that can be held by market participants in futures and OTC derivatives on physical commodities. Required compliance with the new position limits rule begins on January 1, 2022 for physical commodity futures (and any associated referenced contracts other than economically equivalent swaps) and on January 1, 2023 for economically equivalent swaps. Related to the position limits rule, the CFTC has recently adopted final rules governing the aggregation of positions by market participants under common control and by trading managers. While the ultimate scope and impact of the proposed position limits rule, final aggregation rules and other CFTC rules cannot be conclusively determined at present, these new requirements could restrict the ability of certain market participants to participate in the commodities, futures and swap markets and markets for other OTC derivatives on physical commodities to the extent and at the levels that they have in the past. These factors may also have the effect of reducing liquidity and increasing costs in these markets as well as affecting the structure of the markets in other ways.

In addition, these legislative and regulatory changes have increased, and will continue to increase, the level of regulation of markets and market participants, and therefore the costs of participating in the commodities, futures and OTC derivatives markets. Without limitation, these changes require many OTC derivatives transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. Swap dealers (as defined by the CFTC) are also required to be registered and are subject to various regulatory requirements, including, but not limited to, posting and collecting margin for un-cleared OTC swaps traded bilaterally with financial entities, recordkeeping, reporting and various business conduct requirements, as well as proposed minimum financial capital requirements. These legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility. In addition, transaction costs incurred by market participants are likely to be higher than in the past, reflecting the costs of compliance with the new regulations. These consequences could adversely affect the level of the underlier, which could in turn adversely affect the return on and value of your notes.

In addition, other regulatory bodies have passed or proposed, or may propose in the future, legislation similar to that proposed by Dodd-Frank or other legislation containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. For example, the European Union (“EU”) Markets in

Financial Instruments Directive (Directive 2014/65/EU) and Markets in Financial Instruments Regulation (Regulation (EU) No 600/2014)  (together “MiFID II”), which has applied since January 3, 2018, governs the provision of investment services and activities in relation to, as well as the organized trading of, financial instruments such as shares, bonds, units in collective investment schemes and derivatives. In particular, MiFID II requires EU Member States to apply position limits to the size of a net position which a person can hold at any time in commodity derivatives traded on EU trading venues and in “economically equivalent” OTC contracts. By way of further example, the European Market Infrastructure Regulation (Regulation (EU) No 648/2012) (“EMIR”) introduced certain requirements in respect of OTC derivatives including: (i) the mandatory clearing of OTC derivative contracts declared subject to the clearing obligation; (ii) risk mitigation techniques in respect of uncleared OTC derivative contracts, including the mandatory margining of uncleared OTC derivative contracts; and (iii) reporting and recordkeeping requirements in respect of all derivative contracts. In the event that the requirements under EMIR and MiFID II apply, these are expected to increase the cost of transacting derivatives.

Ongoing Commodities-Related Regulatory Investigations And Private Litigation Could Affect Prices for Commodities, Which Could Adversely Affect Your Notes

An increased focus on price setting and trading prices by regulators and exchanges recently have resulted in a number of changes to the ways in which prices are determined, including prices for commodities. This increased focus also resulted in the publication of standards for benchmark setting by the International Organization of Securities Commissions. Investigations by regulatory authorities, enforcement actions and criminal proceedings in the United States and around the world, and private litigation regarding potential direct and indirect manipulation of the trading prices of certain commodities, are ongoing against a number of firms.

These ongoing investigations, actions, proceedings and litigations may result in further review by exchanges and regulators of the methods by which commodities prices are determined and the manner in which commodities are traded and changes to those methods. In addition, changes to other commodity-related activities, such as storage facilities and delivery methods, may also occur. If any of these changes occur, the price of the commodity to which your notes may be linked may be affected, which may thereby adversely affect the level of the index and your notes.

In addition, if alleged trading price manipulation or other alleged conduct that may have artificially affected prices has occurred or is continuing, certain published commodity prices (including historical prices) may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. In particular, the historical trading information of the commodity to which your notes may be linked may be incorrect and, as a result, may not be representative of the prices or changes in prices or the volatility of the commodity to which your notes may be linked. In the future, any such artificially lower (or higher) prices could have an adverse impact on the relevant commodities or commodity contracts and any payments on, and the value of, your notes and the trading market for your notes.

Risks Related to Tax

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there may be no interest payments over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.  We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.  Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

The Underliers

SPDR® Gold Trust

The SPDR® Gold Trust (the “trust”) issues SPDR® Gold Shares, which represent units of fractional undivided beneficial interest in and ownership of the trust (the “shares”). The trust holds gold bars and intends for its shares to reflect the performance of the price of gold bullion minus the trust’s expenses and fees. The shares trade under the ticker symbol “GLD” on the NYSE Arca.

We have derived all information regarding the trust and the shares contained in this pricing supplement from publicly available information without independent verification. For additional information regarding the trust, please consult the reports (including the annual report on Form 10-K for the fiscal year ended September 30, 2021) and other information the trust files with the SEC. Information filed by the SPDR® Gold Trust with the SEC electronically can be reviewed through a website maintained by the SEC at sec.gov and can be located by reference to SEC CIK number 0001222333. Additional information regarding the trust may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the SPDR® Gold Shares website at spdrgoldshares.com. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

The Trust

The SPDR® Gold Trust is an investment trust, formed on November 12, 2004, that holds gold bars and is expected from time to time to issue blocks of 100,000 trust shares (called baskets) in exchange for deposits of gold and to distribute gold in connection with redemptions of baskets.

The trust’s sponsor is World Gold Trust Services, LLC, a Delaware limited liability company, which is wholly-owned by the World Gold Council, a not-for-profit association registered under Swiss law. The sponsor established the trust and generally oversees the performance of the trustee and the trust’s principal service providers, but does not exercise day-to-day oversight. The sponsor may remove the trustee and appoint a successor in certain circumstances.

The trustee is BNY Mellon Asset Servicing, a division of The Bank of New York Mellon. The trustee is generally responsible for the day-to-day administration of the trust. This includes selling the trust’s gold as needed to pay the trust’s expenses (gold sales are expected to occur approximately monthly in the ordinary course), calculating the net asset value (“NAV”) of the trust and the NAV per trust share, receiving and processing orders from authorized participants to create and redeem baskets and coordinating the processing of such orders with the custodian and The Depository Trust Company and monitoring the custodian. The trustee determines the NAV of the trust on each day that the NYSE Arca is open for regular trading, at the earlier of (i) the afternoon session of the twice daily determination of the price of an ounce of gold through an auction by the London Bullion Market Association (the “LBMA”), administered by the ICE Benchmark Administration, which starts at 3:00 PM London, England time (known as the “LBMA Gold Price PM”), or (ii) 12:00 PM New York time. The LBMA Gold Price is determined by participants in a physically settled, electronic and tradable auction. The LBMA Gold Price replaced the previously established London PM Gold Fix on March 20, 2015. The NAV of the trust is the aggregate value of the trust’s assets less its estimated accrued but unpaid liabilities (which include accrued expenses). In determining the trust’s NAV, the trustee values the gold held by the trust based on the LBMA Gold Price PM for an ounce of gold. The trustee also determines the NAV per trust share.

The custodian is HSBC Bank plc. The custodian is responsible for the safekeeping of the trust’s gold bars transferred to it in connection with the creation of baskets. The custodian also facilitates the transfer of gold in and out of the trust through gold accounts it maintains for authorized participants and the trust. The custodian is a market maker, clearer and approved weigher under the rules of the LBMA. If any subcustodian which holds gold on a temporary basis does not exercise due care in the safekeeping of the trust’s gold bars, the ability of the trustee or the custodian to recover damages against such subcustodian may be limited to only such recourse, if any, as may be available under applicable English law or other applicable law. If the trustee’s or the custodian’s recourse against the subcustodian is so limited, the trust may not be adequately compensated for the loss.

Shareholders of the trust have no voting rights, except in limited circumstances. Shareholders holding at least 66 2/3% of the shares outstanding may vote to remove the trustee. The trustee may terminate the trust upon the agreement of shareholders owning at least 66 2/3% of the outstanding shares. In addition, certain amendments to the trust indenture require 51% or unanimous consent of the shareholders.

The trust is not registered as an investment company under the Investment Company Act of 1940 and is not required to register under that act. The trust will not hold or trade in commodity futures contracts regulated by the Commodity Exchange Act of 1936 (the “CEA”), as administered by the Commodity Futures Trading Commission (the “CFTC”). The trust is not a commodity pool for purposes of the CEA, and none of the sponsor, the trustee or the marketing agent, State Street Global Advisors Funds Distributors, LLC, is subject to regulation by the CFTC as a commodity pool operator or a commodity trading advisor in connection with the shares.

Investment Objective

The investment objective of the trust is for the shares to reflect the performance of the price of gold bullion, less the trust’s expenses. The sponsor believes that, for many investors, the shares represent a cost-effective investment in gold. The sponsor intends the shares to offer investors an opportunity to participate in the gold market through an investment in securities without the logistics of buying, storing and insuring gold. The trust has no fixed termination date and will terminate upon the occurrence of a termination event listed in the trust indenture.

The trust indenture provides for distributions to shareholders in only two circumstances. First, if the trustee and the sponsor determine that the trust’s cash account balance exceeds the anticipated expenses of the trust for the next 12 months and the excess amount is more than $0.01 per share outstanding, they shall direct the excess amount to be distributed to the shareholders. Second, if the trust is terminated and liquidated, the trustee will distribute to the shareholders any amounts remaining after the satisfaction of all outstanding liabilities of the trust and the establishment of such reserves for applicable taxes, other governmental charges and contingent or future liabilities as the trustee shall determine. Shareholders of record on the record date fixed by the trustee for a distribution will be entitled to receive their pro rata portion of any distribution.

Creation and Redemption of the Shares of the Trust

The trust creates and redeems its shares from time to time, but only in one or more baskets (a basket equals a block of 100,000 trust shares). The creation and redemption of baskets requires the delivery to the trust or the distribution by the trust of the amount of gold and any cash represented by the baskets being created or redeemed, the amount of which is based on the combined NAV of the number of trust shares included in the baskets being created or redeemed. The initial amount of gold required for deposit with the trust to create shares for the period from the formation of the trust to the first day of trading of the trust shares on the NYSE was 10,000 ounces per basket. The number of ounces of gold required to create a basket or to be delivered upon the redemption of a basket gradually decreases over time, due to the accrual of the trust’s expenses and the sale of the trust’s gold to pay the trust’s expenses. Baskets may be created or redeemed only by an authorized participant, which is a person who is a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions, is a participant in the Depository Trust Company system, has entered into an agreement with the sponsor and the trustee which provides the procedures for the creation and redemption of baskets and for the delivery of the gold and any cash required for such creations and redemptions and has established an unallocated gold account with the custodian. Authorized participants pay a transaction fee for each order to create or redeem baskets and may sell the shares included in the baskets they create to other investors.

Termination Events

The sponsor may direct the trustee to terminate the trust if the CFTC determines that the trust is a commodity pool under the CEA. The trustee may also terminate the trust upon the agreement of trust shareholders owning at least 66⅔% of the outstanding trust shares.

In addition, the trustee will terminate and liquidate the trust if one of the following events occurs:

●	The Depository Trust Company, the securities depository for the shares of the trust, is unwilling or unable to perform its functions under the trust indenture and no suitable replacement is available;

●

The shares of the trust are de-listed from the NYSE Arca and are not listed for trading on another U.S. national securities exchange or through the Nasdaq Stock Market within five business days from the date the shares of the trust are de-listed;

●	The NAV of the trust remains less than $50 million for a period of 50 consecutive business days;
●	The sponsor resigns or is unable to perform its duties or becomes bankrupt or insolvent and the trustee has not appointed a successor and has not itself agreed to act as sponsor;
●	The trustee resigns or is removed and no successor trustee is appointed within 60 days;
●	The custodian resigns and no successor custodian is appointed within 60 days;
●	The sale of all of the trust’s assets;
●	The trust fails to qualify for treatment, or ceases to be treated, for U.S. federal income tax purposes, as a grantor trust; or
●	The maximum period for which the trust is allowed to exist under New York law ends.
●

Upon the termination of the trust, the trustee will, within a reasonable time after the termination of the trust, sell the trust’s gold bars and, after paying or making provision for the trust’s liabilities, distribute the proceeds to the shareholders of the trust.

Valuation of Gold and NAV

As of 3:00 PM London time on each day that the NYSE Arca is open for regular trading or, if no LBMA Gold Price PM is determined at 3:00 PM London time on such day or the LBMA Gold Price PM has not been announced by 12:00 PM New York time on such day, as of 12:00 PM New York time on such day, the trustee values the gold held by the trust and determines both the adjusted NAV and the NAV of the trust. The trustee values the trust’s gold on the basis of that day’s LBMA Gold Price PM or, if no LBMA Gold Price PM is determined on such day or has not been announced by the valuation time, the next most recent LBMA Gold Price (AM or PM) determined prior to that time is used, unless the trustee, in consultation with the sponsor, determines that such price is inappropriate as a basis for valuation. In the event the trustee and the sponsor determine that the LBMA Gold Price PM or last prior LBMA Gold Price (AM or PM) is not an appropriate basis for valuation of the trust’s gold, they shall identify an alternative basis for such valuation to be employed by the trustee. Once the value of the gold has been determined, the trustee subtracts all estimated accrued fees (other than the fees accruing for the evaluation day which are computed by reference to the adjusted NAV of the trust or the custody fees accruing for the evaluation day which are based on the value of the gold held by the trust), expenses and other liabilities of the trust from the total value of the gold and all other assets of the trust (other than any amounts credited to the trust’s reserve account, if established). The resulting figure is the adjusted NAV of the trust. The adjusted NAV of the trust is used to compute the fees of the sponsor, the trustee and the marketing agent. To determine the trust’s NAV, the trustee subtracts the amount of estimated accrued fees accruing for the evaluation day which are computed by reference to the adjusted NAV of the trust and to the value of the gold held by the trust from the adjusted NAV of the trust. The resulting figure is the NAV of the trust. The trustee also determines the NAV per trust share by dividing the NAV of the trust by the number of the trust shares outstanding as of the close of trading on NYSE Arca (which includes the net number of any trust shares created or redeemed on such evaluation day).

The shares may trade at, above or below the NAV per share. The NAV per share fluctuates with changes in the market value of the trust’s assets. The trading price of the shares fluctuates in accordance with changes in the NAV per share as well as market supply and demand.

Expenses and Fees

The trust’s only recurring fixed expense is the sponsor’s fees which accrue daily at an annual rate equal to 0.40% of the daily NAV. In exchange for the sponsor’s fee, the sponsor has agreed to pay all ordinary fees and expenses of the trust (which include the fees and expenses of the trustee and the fees and expenses of the custodian for the custody of the trust’s gold bars), the fees and expenses of the sponsor, certain taxes, the fees of the marketing agent, printing and mailing costs, legal and audit fees, registration fees, NYSE Arca listing fees and other marketing costs and expenses. In order to pay the trust’s expenses, the trustee sells gold held by the trust on an as needed basis. Each sale of gold by the trust is a taxable event to shareholders of the trust.

Additionally, if the trust incurs unforeseen expenses that cause the total ordinary expenses of the trust to exceed 0.70% per year of the daily adjusted NAV of the trust, the ordinary expenses will accrue at a rate greater than 0.40% per year of the daily adjusted NAV of the trust, even after the sponsor and the marketing agent have completely waived their combined fees of 0.30% per year of the daily adjusted NAV of the trust.

The trustee’s fee is payable monthly in arrears and is accrued daily at an annual rate equal to 0.02% of the adjusted NAV of the trust, subject to a minimum fee of $500,000 and a maximum fee of $2,000,000 per year. The custodian’s fee is computed at an annual rate equal to 0.10% of the average daily aggregate value of the first 4.5 million ounces of gold held in the trust and 0.06% of the average daily aggregate value of all gold held in the trust in excess of 4.5 million ounces.

Understanding the LBMA Gold Price

Although the market for physical gold is global, most over the counter market trades are cleared through London. In addition to coordinating market activities, the LBMA acts as the principal point of contact between the market and its regulators. A primary function of the LBMA is its involvement in the promotion of refining standards by maintenance of the “London Good Delivery Lists,” which are the lists of LBMA accredited melters and assayers of gold. The LBMA also coordinates market clearing and vaulting, promotes good trading practices and develops standard documentation.

ICE Benchmark Administration (“IBA”), on behalf of the LBMA, has assumed responsibility for establishing the LBMA Gold Price as of March 20, 2015.  In April 2017, the IBA introduced central clearing to the gold auction. Central clearing removes the need for firms to have large bilateral credit lines in place with each other in order to become a direct participant. This opens up the auction to a broader cross section of the market and also facilitates greater volume in the auction.

IBA operates electronic auctions for spot, unallocated Loco London gold (gold bullion that is physically held in London), providing a market-based platform for buyers and sellers to trade. The auctions are run at 10:30am and 3:00pm London time. The final auction price is published to the market as LBMA Gold Price AM and LBMA Gold Price PM.

The price formation for the gold auction is in USD only. IBA also publishes the benchmarks in British Pounds and euros. The gold auctions settle against U.S. Dollars only; the benchmarks in British Pounds and euros are not tradeable directly through the auction.

The methodology is reviewed by the Precious Metals Oversight Committee as documented in its Terms of Reference. The frequency of reviews is set by the Oversight Committee through its Calendar of Agenda Items.

The auctions run in rounds of 30 seconds. At the start of each round, IBA publishes a price for that round. Participants then have 30 seconds to enter, change or cancel their orders (how much gold they want to buy or sell at that price). At the end of each round, order entry is frozen and the system checks to see if the difference between buying and selling (the imbalance) is within the imbalance threshold (normally 10,000 oz. for gold).

If the imbalance is outside of the threshold at the end of a round, then the auction is not balanced, the price is adjusted and a new round starts. If the imbalance is within the threshold then the auction is finished and the price is set. Any imbalance is shared equally between all direct participants (even if they did not place orders or did not log in) and the net volume for each participant trades at the final price. The final price is then published as the LBMA Gold Price in U.S. Dollars and also converted into the benchmarks in British Pounds and euros using foreign exchange rates from when the final round ended.

The prices during the auction are determined by an algorithm that takes into account current market conditions and the activity in the auction. Each auction is actively supervised by IBA staff.

If the IBA discovers an error during an auction round, the auction round could be stopped and restarted. If the IBA makes an error in an auction which is discovered after an auction is finished, the auction could not be rerun, but the IBA could replace the published auction price with a No Publication. If a participant makes an error which is discovered during an auction, the participant corrects the error during the course of the auction. If a participant makes an error which is discovered after an auction is finished, the auction could not be rerun and the participant is responsible for setlling any unintended transactions to which it becomes a party. If fewer than three direct participants are present for the auction and IBA publishes a price without conducting an auction but the published price is incorrect, the incorrect price could be amended if the error were discovered within 30 minutes after publication. If the IBA publishes an incorrect non-USD price, the incorrect non-USD price could be amended if the error were discovered within 30 minutes after publication.

“SPDR®” is a registered trademark of Standard & Poor's Financial Services LLC (“S&P”) and Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use by S&P Dow Jones Indices LLC. The offered notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or their respective affiliates, and neither S&P Dow Jones Indices LLC, Dow Jones, S&P or their respective affiliates make any representation regarding the advisability of investing in the offered notes.

The Index Stocks

Where Information About the Index Stock Issuers Can Be Obtained

The index stocks are registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed by the index stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is sec.gov.

Information about the index stock issuers may also be obtained from other sources such as press releases, newspaper articles and other publicly available documents.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the index stock issuers with the SEC.

We Obtained the Information About the Index Stock Issuers From the Index Stock Issuers’ Public Filings

This pricing supplement relates only to your note and does not relate to the index stocks or other securities of the index stock issuers. We have derived all information about the index stock issuers in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the index stock issuers in connection with the offering of your note. Furthermore, we do not know whether all events occurring before the date of this pricing supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the index stocks — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the index stock issuers could affect the value you will receive at maturity and, therefore, the market value of your note.

Neither we nor any of our affiliates make any representation to you as to the performance of the index stocks.

We or any of our affiliates may currently or from time to time engage in business with the index stock issuers, including making loans to or equity investments in the index stock issuers or providing advisory services to the index stock issuers, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the index stock issuers and, in addition, one or more of our affiliates may publish research reports about the index stock issuers. As an investor in a note, you should undertake such independent investigation of the index stock issuers as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

Historical Closing Levels of the Underliers

The closing levels of the underliers have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underliers have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of any underlier during the period shown below is not an indication that such underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of an underlier as an indication of the future performance of an underlier, including because of the recent volatility described above.  We cannot give you any assurance that the future performance of any underlier will result in you receiving any coupon payments or receiving the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underliers.  Before investing in the offered notes, you should consult publicly available information to determine the relevant underlier levels between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underliers.  The actual performance of an underlier over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.

The graphs below, except where otherwise indicated, show the daily historical closing levels of each underlier from January 1, 2017 through March 3, 2022, adjusted for corporate events, if applicable. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity ETFs. We obtained the levels in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the SPDR® Gold Trust

According to publicly available information, Wheaton Precious Metals Corp. is a precious metal streaming company. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing its SEC file number 001-32482.

Historical Performance of Wheaton Precious Metals Corp.

According to publicly available information, Franco-Nevada Corporation is a gold-focused royalty and streaming company. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing its SEC file number 001-35286.

Historical Performance of Franco-Nevada Corporation

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax exempt organization;
•	a partnership;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as income-bearing pre-paid derivative contracts in respect of the underliers. Except as otherwise stated below, the discussion below assumes that the notes will be so treated.

Contingent quarterly coupon payments that you receive should be included in ordinary income at the time you receive the payment or when the payment accrues, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Upon the sale, exchange or maturity of your notes, you should recognize short-term capital gain or loss equal to the difference between the amount realized on the sale, exchange or maturity (excluding any amounts attributable to accrued and unpaid contingent quarterly coupon payments, which will be taxable as described above) and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

We will not attempt to ascertain whether the index stock issuers would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Internal Revenue Code. If the index stock issuers were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a United States holder. You should refer to information filed with the SEC with respect to the index stock issuers and consult your tax advisor regarding the possible consequences to you, if any, if the index stock issuers is or becomes a PFIC.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments.  There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a short-term contingent debt instrument. The discussion below addresses the tax treatment of your notes if they are treated as short-term contingent debt instruments.

Although there is no authority that specifically addresses the tax treatment of short-term debt instruments that provide for contingent payments, except with respect to any contingent quarterly coupon payments, it is likely that you should not recognize any income prior to the sale, exchange or maturity of the notes. If you are an initial purchaser of the notes, upon the maturity of your notes you should recognize either ordinary income or short-term capital loss in an amount equal to the difference between the amount you receive with respect to your notes at such time (other than amounts attributable to any contingent quarterly coupon payments)  and the amount you paid for your notes. Upon a sale or exchange of your notes prior to the maturity of your notes, it would be reasonable for you to recognize short-term capital gain or loss in an amount equal to the difference between the amount you paid for your notes and the amount received by you upon such sale or exchange, unless you sell or exchange your notes between the determination date and the maturity date, in which case it would be reasonable for you to treat substantially all of any gain that you recognize as ordinary income and any loss that you recognize as a short-term capital loss. You may be required to defer interest deductions that are allocable to your purchase of the notes. For more information, please see the discussion under “United States Taxation—

Taxation of Debt Securities—United States Holders— Short-Term Debt Securities” in the accompanying prospectus.

It is possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is also possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there may be no interest payments over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued.  You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Non-United States Holders

This section applies to you only if you are a non-United States holder.  You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Because the U.S. federal income tax treatment (including the applicability of withholding) of the contingent quarterly coupon payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the contingent quarterly coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a non-United States holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the contingent quarterly coupon payments were characterized as contract fees). Withholding also may not apply to contingent quarterly coupon payments made to you if: (i) the contingent quarterly coupon payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the contingent quarterly coupon payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate non-United States holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the notes should consult their tax advisors in this regard.

We will not attempt to ascertain whether the index stock issuers would be treated as a “United States real property holding corporation” (“USRPHC”), within the meaning of Section 897 of the Internal Revenue Code. If the index stock issuers were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a non-United States holder. You should refer to information filed with the SEC with respect to the index stock issuers and consult your tax advisor regarding the possible consequences to you, if any, if the index stock issuers is or becomes a USRPHC.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the ETF or on the index stocks during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2023, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

Supplemental plan of distribution; conflicts of interest

See “Supplemental Plan of Distribution” on page S-49 of the accompanying general terms supplement no. 2,913 and “Plan of Distribution — Conflicts of Interest” on page 129 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $15,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement.  GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We have been advised that GS&Co. will also pay a fee in connection with the distribution of the notes to SIMON Markets LLC, a broker-dealer affiliated with GS Finance Corp.

We will deliver the notes against payment therefor in New York, New York on March 8, 2022. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 23, 2021, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on February 23, 2021.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$3,472,000

GS Finance Corp.

Contingent Coupon Underlier-Linked Notes due 2023

guaranteed by

The Goldman Sachs Group, Inc.

____________

____________

Goldman Sachs & Co. LLC